Exhibit 1.01
Conflict Minerals Report - For Year Ended December 31, 2025

Introduction
This Conflict Minerals Report (the “Report”) for the year January 1, 2025 through December 31, 2025 (the “Reporting Period”) is presented by GE Vernova Inc. (“GE Vernova,” “the Company,” “our,” “we,” and “us”) in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 and Form SD adopted by the U.S. Securities and Exchange Commission (SEC) (collectively, the “Rule”).

In accordance with the Rule, this Report details how GE Vernova conducted a Reasonable Country of Origin Inquiry (“RCOI”) to determine whether the conflict minerals defined by the Rule—defined as tantalum, tin, tungsten, or gold which may have originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively, the “Covered Countries”) (referred to as “3TGs”)—were used in products produced by the Company, and whether such 3TGs may have financed or benefited armed groups in the Covered Countries. The RCOI process involved surveying relevant suppliers using the Responsible Minerals Initiative’s (“RMI”) Conflict Minerals Reporting Template (“CMRT”), evaluating supplier responses for completeness and consistency, and reviewing information about smelters or refiners (“SORs”) to assess the country of origin of the 3TGs. Based on the results of this inquiry, the Company conducted due diligence regarding its suppliers according to its Responsible Minerals Sourcing Principles and Human Rights Principles, conforming in all materials respects with the framework in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and related supplements (collectively, the “OECD Guidance”).

As described in greater detail in this Report, based on our RCOI and supplier due diligence efforts, we determined that one or more 3TGs were necessary to the functionality or production of many of our products. GE Vernova sources materials from a broad and complex global supply chain and the origin of any 3TG used in our products is typically several tiers removed from our direct suppliers, making full traceability inherently challenging. This Report details our RCOI and due diligence efforts, and policies, practices, and governance for the Reporting Period to work to eliminate 3TGs from Covered Countries from our products.

Company Overview
GE Vernova is a global leader in the electric power industry, with products and services that generate, transfer, orchestrate, convert, and store electricity.

On April 2, 2024, we became an independent, publicly traded company. Our corporate headquarters is located in Cambridge, Massachusetts, United States.

We have three business segments: Power, Electrification, and Wind.

•Our Power segment serves power generation, industrial, government, and other customers worldwide with products and services related to energy production. Our products and technologies harness resources such as natural gas, oil, diesel, water, and nuclear to produce electric power and include gas and steam turbines, full balance of plant, upgrade, and service solutions.
•Our Electrification segment includes grid solutions, power conversion and storage solutions, which we collectively refer to as Electrification Systems, and Electrification Software, that provide products and services required for the transmission, distribution, conversion, storage, and orchestration of electricity from point of generation to point of consumption. Some of the key offerings in this segment, for example, include our high-voltage direct current transmission (HVDC) products, power transformers, switchgear, and our grid automation related products and services.
•Our Wind segment includes our wind generation technologies, inclusive of onshore and offshore wind turbines and blades. In our Wind segment, we engineer, manufacture, and commercialize wind turbines.

For further information about GE Vernova’s businesses and reporting segments, please refer to Item 1, “Business” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Reasonable Country of Origin Inquiry
In accordance with the Rule, GE Vernova conducted a RCOI for the Reporting Period to determine whether any 3TG used in our products may have originated in the Covered Countries, and whether the sourcing of such 3TG may have contributed to armed conflict in the Covered Countries.

A.Design of the RCOI Assessment
To identify our suppliers within the scope of the Rule, each GE Vernova business identified:

•Relevant Suppliers: suppliers that provided inputs to GE Vernova products that were known or were likely to contain 3TG; and

•Significant Suppliers: those suppliers within the population of Relevant Suppliers that were most significant to GE Vernova’s 3TG due diligence program, as determined by criteria developed by each business.

Once the Significant Suppliers were identified, we sent these suppliers the CMRT developed by the RMI, which is widely used across industries to collect standardized information on SORs, mineral origin, and supplier due diligence practices. The CMRT includes questions on suppliers’ conflict minerals policies, engagement with their own supply chains, and the identification of SORs used. To maximize response rates and data quality of the CMRTs, we implemented a multi-tiered outreach strategy that included email communications, follow-up reminders, and direct engagement with our Significant Suppliers. Once received, each CMRT response was reviewed for completeness, consistency, and alignment with our internal risk criteria. Where responses were incomplete, inconsistent, or otherwise unclear, we followed up directly with the Significant Suppliers to obtain clarification or updated submissions.

We then cross-referenced the countries of origin for the SORs listed in the CMRTs completed by the Significant Suppliers, against the countries of origin data made available through the Responsible Minerals Assurance Process (“RMAP”). RMAP is an initiative of the RMI and involves independent, third-party audits of SORs’ management systems and sourcing practices. We consulted the RMAP information in order to validate the Significant Suppliers’ conformance with RMAP standards, which are aligned with international frameworks like the OECD Guidance. According to RMI, the audits that comprise the RMAP are risk-based assessments that focus on evaluating whether SORs have the appropriate systems in place to responsibly source minerals. RMI’s efforts to evaluate such information is described on the RMI website.

SORs’ participation in RMAP audits is largely a voluntary process. To supplement any missing data, we used crowdsourcing efforts to access a broader set of RCOI data collected on SORs. This provided us with greater transparency of the sources of origin for those SORs not actively participating in RMAP.

B.RCOI results
Through these efforts to gain transparency to the 3TGs’ sources of origin, we identified that there is a possibility that 3TGs necessary to the functionality or production of one or more of the Company’s products may have originated within a Covered Country.

However, as described above, these results reflect that most Significant Suppliers provided CMRTs at the company-level, rather than product-specific. These CMRT results may have captured a broader view of a supplier’s sourcing practices and may have tended to be overinclusive. Company-level data from Significant Suppliers could have included SORs unrelated to the materials supplied to us, making it difficult to determine whether the 3TG minerals in our specific products originated from Covered Countries. As such, we conducted further due diligence as described below.

Due Diligence Process
Our disclosure of our due diligence approach in this Report aligns with the Five-Step Framework for Risk-Based Due Diligence in the Mineral Supply Chain described in the OECD Guidance.

Step 1: Establish Strong Company Management Systems

A.Adopt and commit to a supply chain policy for minerals originating from conflict-affected and high-risk areas.
Multiple GE Vernova operative policies and practices incorporate or align with the due diligence measures contained in the OECD Guidance. The policies are described below and can be found on our website.

Responsible Material Sourcing Principles
•Our Responsible Material Sourcing Principles conform in all materials respects to the OECD Guidance and outline our commitments and goals to work to eliminate 3TGs from the Covered Countries from our products. We commit to due diligence practices conducted on the source and the chain of custody of these minerals in our supply chain, corrective actions with and to suppliers that require program improvement, engagement with industry to eliminate 3TGs from Covered Countries in the supply chain, and annual disclosure as part of our business practices.

Integrity Guide for Suppliers, Contractors, and Consultants: The GE Vernova Supplier Code of Conduct (“Integrity Guide”)
•Our Integrity Guide includes our requirements for our suppliers to engage in responsible minerals sourcing practices, including that the supplier adopt policies and exercise due diligence on the source and chain of custody of 3TG minerals, and provide reasonable assurance to the Company that the supplier does not directly or indirectly finance armed groups in the Covered Countries, and that it sources in a manner consistent with the OECD Guidance or an equivalent and recognized due diligence framework.
•Further, GE Vernova businesses use standard vendor terms and conditions that incorporate our Integrity Guide into supplier contracts, which contractually obligate suppliers to (1) adopt policies and establish systems to procure 3TG from sources that have been verified as conflict free, and (2) provide supporting data on their 3TG supply chains to GE Vernova when requested, on a platform to be designated by GE Vernova.

Human Rights Principles
•Our Human Rights Principles state our commitment to respect fundamental human rights, and set our expectations of suppliers, business partners, agents, and vendors to address human rights risks across our value chain. Our Human Rights Principles include our commitment to responsible sourcing of 3TGs, in line with our Responsible Mineral Sourcing Principles.
Supplier Responsibility Governance Program
•GE Vernova utilizes its Supplier Responsibility Governance (“SRG”) program to manage and assess its direct material suppliers, the first tier of its value chain. Prospective direct material suppliers are first given a risk assessment based on factors including country of operations and types of products manufactured, in line with international guidance. Suppliers identified as higher risk may undergo an in-depth, on-site audit of their manufacturing site, by our businesses' internal SRG auditors, typically supplier quality engineers, or other designated sourcing or compliance professionals. The SRG audits may occur both before they are approved for our supplier onboarding and periodically thereafter, assessing supplier compliance with GE Vernova’s Responsible Minerals Sourcing Principles and other policies.
•During the SRG audit, our SRG auditors assess whether the supplier adds or uses in its products or in the production process any 3TGs minerals, whether the supplier has a responsible minerals sourcing policy and/or provides documentation and evidence of its processes showing how it ensures that these minerals are not from conflict zones and mines in the Covered Countries. To be compliant, the supplier should have a written responsible minerals sourcing/conflict minerals policy that sets forth how the supplier avoids sourcing 3TGs.

B.Structure internal management systems to support supply chain due diligence.
In 2025, GE Vernova’s conflict minerals program was managed by a cross-functional team including representatives from across GE Vernova’s businesses and functions, including sourcing, legal, compliance, and human rights. The program was led by a sourcing and sustainability professional. Our cross-functional group met regularly throughout the year to monitor the design of and discuss any modifications to the 3TGs due diligence process (such as potential enhancements to the due diligence program), share best practices among the businesses, and monitor progress of the suppliers’ responses to our annual CMRT outreach campaign (described further above and also below) and the 3TG due diligence process. This group was also responsible for reviewing and implementing our Responsible Mineral Sourcing Principles.

C.Strengthen the Company’s engagement with suppliers.
As discussed above in the “Reasonable Country of Origin” section, in 2025, GE Vernova communicated our expectations for responsible supply chains of 3TGs to our Significant Suppliers by transmitting the CMRT.

Throughout 2025, we further paid for and provided access to a third-party expert library of conflict minerals trainings and support resources to our Relevant Suppliers, made online compliance training externally available to these Relevant Suppliers, including a module on human rights with an in-depth focus on forced labor. Depending on the business relationship with a Relevant Supplier, we may have conducted additional training or follow-up discussions to ensure compliance expectations were understood and met.

D.Establish a company-level grievance mechanism.
In 2025, our Open Reporting program served as a grievance mechanism process through which employees, contractors, supplier workers, community members, and other stakeholders could raise concerns on any known or suspected violations of GE Vernova policy, law, or regulation. Multiple channels were available through which to report concerns including through managers, human resources, legal, compliance, internal audit, our internal ombudsperson network (points of contact within each business to voice concerns, including anonymously), and through a webform, dedicated email address and an Open Reporting toll-free hotline available globally. Reports could be submitted anonymously. Our policies explicitly forbid retaliation of any kind against any person reporting such a concern in good faith.

Finally, violations or grievances at the industry level could also have been reported to the RMI directly by visiting its online reporting tool on its website.

E.Maintain relevant records on 3TG due diligence.
GE Vernova adopted a policy to retain business records relating to our 3TG due diligence, including records of due diligence processes, findings and resulting decisions for a period of five years.

Step 2: Identify & Assess Risk in the Supply Chain

A.Use best efforts to identify the smelters and refiners in the supply chain.
During 2025, using the processes described above under “Reasonable Country of Origin Inquiry,” GE Vernova businesses identified their Significant Suppliers and requested that they complete the CMRT. The businesses followed up with the Significant Suppliers that did not respond to the request within the specified time frame. Training and education to guide Significant Suppliers on best practices and the completion of this CMRT was offered to Significant Suppliers. Related communications were tracked for transparency. Our Significant Suppliers, mostly reporting at a company-level (rather than on a product-by-product basis), identified SORs that were potentially in their supply chains.

B.Identify the scope of the risk assessment of the 3TG supply chain.
GE Vernova’s 3TG CMRT supplier outreach efforts included a request that Significant Suppliers identify SORs of 3TG in their supply chains, and to describe their responsible 3TG sourcing policies, and due diligence measures for conflict-free sourcing.

C.Assess whether the smelters and refiners have carried out all elements of due diligence for responsible supply chains of 3TG from conflict-affected and high-risk areas.
As a member of RMI, we accessed RMI’s consolidated SOR database to validate the SORs of 3TG reported in our Significant Suppliers’ CMRTs. This comparison allowed us to confirm whether the identified SORs met the RMI’s definition of a legitimate 3TG processing facility and to assess their audit status under the RMAP. The RMI defines a legitimate 3TG processing facility as one that is actively engaged in the refining or smelting of 3TG and has been verified by RMI as meeting specific operational and traceability criteria. These criteria include undergoing an RMAP assessment, demonstrating due diligence systems aligned with OECD Guidance, and maintaining a valid audit status cross-recognized by an approved third-party standard.

If a SOR identified by a Significant Supplier had not submitted to a RMAP audit, we researched if it had an equivalent certification by a RMI cross-recognized, independent third-party audit program. If not, we consulted information made publicly available or through industry associations, and/or we attempted to contact the SOR to attempt to determine whether that SOR had a responsible 3TG sourcing process.

In cases where a SOR disclosed by a Significant Supplier had not been audited against the RMAP standard, or an equivalent standard, further due diligence steps were followed. The SOR was assessed according to red-flag indicators, as defined in the OECD Guidance.

Suppliers with submissions that disclosed any SORs with these red flags were provided with feedback instructing the suppliers to take their own independent risk mitigation actions.

D.Where necessary, carry out joint spot checks at the mineral smelter or refiner’s own facilities (including through participation in industry-driven programs).
In 2025, GE Vernova did not have a direct relationship with any 3TG SORs and did not perform or direct audits of any such entities within its supply chain. In accordance with OECD Guidance, including its audit recommendations for downstream companies, GE Vernova implemented upstream audits by participating in and cooperating with industry organizations, such as RMI.

Step 3: Design & Implement a Strategy to Respond to Identified Risks
GE Vernova has processes to assess and respond to the risks identified in its supply chain with respect to 3TGs. The Company seeks to manage and monitor our program in compliance with our Responsible Minerals Sourcing Principles and Human Rights Principles. Through program implementation, escalations were sent to non-responsive Significant Suppliers to reinforce the importance of completing CMRTs and described the required cooperation for compliance to our policies and the Company’s expectations of its suppliers.

Step 4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain
See part D of the Step 2 section above for a discussion of how GE Vernova conducted risk assessment at the upstream level.

Step 5: Report Annually on Supply Chain Due Diligence
This Report and the associated Form SD for the year ended December 31, 2025 are available on the Investor Relations section of the Company’s Reports & Data Hub website:
https://www.gevernova.com/sustainability/reports-data. Information found on or accessed through this website and other websites listed in this report is not considered part of this Report and is not incorporated by reference herein.

Due Diligence Results
GE Vernova manufactures a wide range of products that require 3TG and purchases materials from a wide network of suppliers. GE Vernova obtains information about the SORs in our value chain through the due diligence measures described in this Report.

Not all the SORs identified as potentially being part of our supply chain in 2025 necessarily processed 3TG contained in the products that we manufactured. Most of our suppliers provided “company-level” responses to the CMRT, which included sourcing information for 3TG contained in all their materials and products, not just in those that they sold to us. Because most responses are provided at the company-level and not the product level, we are unable to ascertain which of their sources provided materials or products to GE Vernova that ended up in our products. Similarly, some Significant Suppliers also may have reported to us SORs in their own supply chain that were not in our supply chain, due to over-inclusiveness in the information received from their own suppliers or for other reasons.

Across our industry, it is common for suppliers who purchase materials from SORs to be unable to identify exactly which of a company’s products the materials may end up in. GE Vernova has taken measures to validate SOR data, as disclosed to the Company by its Significant Suppliers through the CMRT process described above, against validated audit programs and databases intended to verify the material types and mine sources of origin. However, for the reasons described above, we are unable to definitively identify which SORs supplied 3TGs from Covered Countries to our direct suppliers who then processed and incorporated them into materials or products sold to GE Vernova and included in our products.

Forward-Looking Statements
Statements in this Form SD or the Conflict Minerals Report included as Exhibit 1.01 may include forward-looking statements. Words such as "expect," "intend," "may," "could," "plan," "believe," "anticipate," and similar expressions generally identify these forward-looking statements. Forward-looking statements include, among other things, statements relating to our intended improvement efforts to mitigate risk. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. For details on the uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” sections included therein, as may be updated from time to time in our filings with the U.S. Securities and Exchange Commission and as posted on our website at www.gevernova.com/investors/fls. GE Vernova undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

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